As filed with the Securities and Exchange Commission on February 27, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATLANTIC POWER CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada	4900	55-0886410
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Federal Street, Floor 30

Boston, Massachusetts 02110

(617) 977-2400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Barry E. Welch

President and Chief Executive Officer

Atlantic Power Corporation

One Federal Street, Floor 30

Boston, Massachusetts 02110

(617) 977-2400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Craig B. Brod, Esq. Pamela L. Marcogliese, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Tel: (212) 225-2000 Fax: (212) 225-3999	Jeffrey S. Levy, Esq. Vice President, Legal Atlantic Power Corporation One Federal Street, Floor 30 Boston, Massachusetts 02110 Tel: (617) 977-2400	William Gorman, Esq. Jonathan O’ Connor, Esq. Goodmans LLP Bay Adelaide Center 333 Bay Street, Suite 3400 Toronto, Ontario M5H 2S7 Tel: (416) 979-2211 Fax: (416) 979-1234

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Shares, no par value	5,000,000	$2.69	$13,450,000	$1,733
Common Share Purchase Rights(3)	—	—	—	—

(1)                                  Pursuant to Rule 457(c), under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of the common shares on February 25, 2014, as reported on the New York Stock Exchange.

(2)                                  Pursuant to Rule 457(p), the registrant is carrying over $7883 of unutilized fees previously paid by the registrant with respect to unsold common shares registered under the Registration Statement on Form S-3 (Registration Number 333-183135) filed by the registrant with the Securities and Exchange Commission on August 8, 2012, as supplemented by the prospectus supplement filed on August 8, 2012, $1,733 of which are being used to offset the full amount of the registration fee payable pursuant to this registration statement

(3)                              Each share of common stock is accompanied by a right to purchase one common share at a specified price pursuant to the Rights Agreement between the Company and Computershare Investor Services Inc., as Rights Agent.  Such right will not be exercisable prior to certain events.

PROSPECTUS

DIVIDEND REINVESTMENT PLAN

5,000,000 COMMON SHARES

TOGETHER WITH THE RELATED

COMMON SHARE PURCHASE RIGHTS

We are offering a maximum of 5,000,000 common shares, no par value, pursuant to our Dividend Reinvestment Plan (the “Plan”).  Each share of common stock covered by this prospectus is accompanied by a right, referred to in this prospectus as a “Right”, to purchase one common share pursuant to a Rights Agreement between the Company and Computershare Investor Services Inc., as Rights Agent, which will not be exercisable prior to certain events.  See “Description of Common Shares—Rights Agreement”.  Any reference in this prospectus to the common shares of the Company includes the related Rights.  You should read this prospectus carefully before you invest and retain it for future reference. Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time.

The Plan enables eligible holders of our common shares to reinvest cash dividends to acquire additional common shares.  Under the Plan:

•                  The price at which common shares will be issued from treasury on reinvestment of cash dividends will be equal to the Average Market Price (as defined below), less a discount of 3%.

•                  No commissions, service charges or brokerage fees are payable by participants in connection with the issuance of common shares from treasury under the Plan.

•                  Dividends in respect of common shares purchased under the Plan will be held by the plan administrator for the participants’ accounts and automatically invested under the Plan in additional common shares.

We have appointed Computershare Trust Company of Canada (the “Agent”) to serve as the administrator of the Plan. Any eligible registered shareholder may become a participant in the Plan at any time by completing an Enrollment Form (as defined below) online or by downloading and duly completing and signing a Reinvestment Enrollment—Participation Declaration Form (the “Enrollment Form”) at www.computershare.com/investorcentrecanada and returning it to the Agent no later than 4:00 p.m. (Toronto time) on the fifth business day immediately preceding a dividend record date.

A shareholder who is a beneficial owner and not an owner of record of common shares (e.g., whose shares are held by, and registered in the name of, a bank, trust company, investment dealer or other intermediary for the account of the participant) must make arrangements with the bank, trust company, investment dealer or other intermediary through which they hold their common shares to enroll as a participant in the Plan, as described above, or will be required to transfer such common shares into his, her or its own name or into a specific segregated registered account such as a numbered account with a bank, trust company, investment dealer or other intermediary in order for that person to become a Registered Participant (as defined below).

The payment of dividends is solely at the discretion of our Board of Directors, which may not declare a dividend or may change the amount and timing of dividends at any time without notice.

Our common shares trade on the Toronto Stock Exchange (the “TSX”) under the symbol “ATP” and on the New York Stock Exchange (the “NYSE”) under the symbol “AT.” On February 25, 2014, the last reported sale price of our common shares on the TSX and the NYSE was C$3.00 and $2.71, respectively, per share.

Investing in our securities involves risk.  See “Risk Factors” on page 3 before you make your investment decision.  Neither we nor the Agent can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 27, 2014.

We are responsible for the information contained in this prospectus, or any applicable prospectus supplement or free-writing prospectus, we may prepare or authorize to be delivered to you. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus, any applicable prospectus supplement, any free writing prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we may periodically offer our common shares pursuant to the Plan. This prospectus provides a general description of the Plan and our common shares.  Before purchasing any common shares pursuant to the Plan, you should carefully read both this prospectus, together with the incorporated documents described under the heading “Where You Can Find More Information” in this prospectus.

As used in this prospectus, the terms “Atlantic Power,” the “Company,” “we,” “our” and “us” refer to Atlantic Power Corporation, together with those entities owned or controlled by Atlantic Power Corporation, unless the context indicates otherwise. Unless otherwise noted, all references to “C$,” “Cdn$” and “Canadian dollars” are to the lawful currency of Canada and all references to “$,” “US$” and “U.S. dollars” are to the lawful currency of the United States. This prospectus includes our trademarks and other trade names identified herein. All other trademarks and trade names appearing in this prospectus are the property of their respective holders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov and on our website at http://www.atlanticpower.com. We have included the SEC’s web address and our web address as inactive textual references only. Our website is not incorporated into, and does not constitute a part of, this prospectus or any other report or documents we file with or furnish to the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. Atlantic Power’s SEC file number is 001-34691. We are incorporating by reference the documents listed below, which were previously filed by us with the SEC:

•                  our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014;

•                  our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2013;

•                  our Current Report on Form 8-K filed with the SEC on February 26, 2014 except, in any such case, the portions furnished and not filed pursuant to Item 7.01 or otherwise;

•                  the description of the Company’s common shares contained in the Company’s Registration Statement on Form 10, filed with the SEC on July 21, 2010 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or reports filed for the purpose of updating such description;

•                  the description of the Company’s common share purchase rights contained in the Company’s Registration Statement of From 8-A filed on March 1, 2013; and

•                  all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering, except as to any portion of any future report or document that is not deemed filed under such provisions.

You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following: Atlantic Power Corporation, One Federal Street, Floor 30, Boston, Massachusetts 02110. Our telephone number is (617) 977-2400.

OUR COMPANY

Atlantic Power owns and operates a diverse fleet of power generation assets in the United States and Canada. Our power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements (“PPAs”), which seek to minimize exposure to changes in commodity prices. As of December 31, 2013, our power generation projects in operation had an aggregate gross electric generation capacity of approximately 2,948 megawatts (“MW”) in which our aggregate ownership interest is approximately 2,026 MW. These totals exclude our 40% interest in the Delta-Person generating station (“Delta-Person”) for which we entered into an agreement to sell in December 2012. Our current portfolio consists of interests in twenty-eight operational power generation projects across eleven states in the United States and two provinces in Canada. We also own Ridgeline Energy Holdings, Inc. (“Ridgeline”), a wind and solar developer in Seattle, Washington. Twenty-two of our projects are wholly owned subsidiaries.

We sell the capacity and energy from our power generation projects under PPAs to a variety of utilities and other parties. Under the PPAs, which have expiration dates ranging from August 2014 to December 2037, we receive payments for the actual electric energy sold to our customers (known as energy payments), in addition to payments for electric generation capacity (known as capacity payments). We also sell steam from a number of our projects to industrial purchasers under steam sales agreements. Sales of electricity are generally higher during the summer and winter months, when temperature extremes create demand for either summer cooling or winter heating.

Our power generation projects generally have long-term fuel supply agreements, typically accompanied by fuel transportation arrangements. In most cases, the fuel supply and transportation arrangements correspond to the term of the relevant PPAs and many of the PPAs and steam sales agreements provide for the indexing or pass-through of fuel costs to our customers. In cases where there is no pass-through of fuel costs, we often attempt to mitigate the market price risk of changing commodity costs through the use of long-term fixed price or hedging strategies.

We directly operate and maintain the majority of our power generation projects. We also partner with recognized leaders in the independent power industry to operate and maintain our other projects, including Colorado Energy Management, Power Plant Management Services and Delta Power Services. Under these operation, maintenance and management agreements, the operator is typically responsible for operations, maintenance and repair services.

Our common shares trade on the TSX under the symbol “ATP” and on the NYSE under the symbol “AT.”

Our registered office is located at 355 Burrard Street, Suite 1900, Vancouver, British Columbia, Canada V6C 2G8 and our headquarters is located at One Federal Street, Floor 30, Boston, Massachusetts 02110, United States. Our telephone number in Boston is (617) 977-2400 and the address of our website is www.atlanticpower.com. We make available, free of charge, on our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Additionally, we make available on our website, our Canadian securities filings. Other than specific documents incorporated by reference, information on our web site is not incorporated into this prospectus or our other securities filings and does not form a part of this prospectus.

RISK FACTORS

Investing in our common shares involves risks. In addition to the specific risks discussed below, you should carefully consider the risks, uncertainties and additional information (i) set forth in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K, which are incorporated, or deemed to be incorporated, by reference into this prospectus and in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference herein. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information.” The risks and uncertainties in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects.

Risks Relating to Participation in the Plan

You will not know the price of the common shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our common shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision, but you may not be able to change or cancel your purchase authorization.

You will not be able to direct the specific time or price at which your common shares are sold under the Plan.

You will not be able to direct the time and price at which your common shares are sold. If you decide to withdraw from the Plan, the Agent will send you a direct registration system advice or a common share certificate for whole shares credited under the Plan. If you request a common share certificate, the market price of our common shares may decline between the time you decide to withdraw and the time you receive the certificate.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus and other written or oral statements made from time to time by the Company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies, synergies, revenue enhancements, competitive positions, plans and objectives of management and growth opportunities of Atlantic Power Corporation, and with respect to the markets for Atlantic Power common shares and other matters. Statements in this prospectus and the documents incorporated by reference herein that are not historical facts are hereby identified as forward-looking statements for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act and forward-looking information within the meaning defined under applicable Canadian securities legislation (collectively, “forward-looking statements”).

Forward-looking statements can generally be identified by the use of words such as “should,” “intend,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “project,” “will,” “could,” “would,” “target,” “potential” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward-looking statements, including, but not limited to, factors and assumptions regarding the items outlined above. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things:

•                  our ability to generate sufficient cash flow to pay dividends, if and when declared by our board of directors, service our debt obligations or finance internal or external growth opportunities;

•                  the ability to evaluate and/or implement a broad range of potential options, including further selected asset sales or joint ventures to raise additional capital for growth or potential debt reduction, the acquisition of assets, the dividend level, as well as broader strategic options, and the impact any such potential options may have on us or our stock price;

•                  the impact of our failure to meet the fixed charge coverage ratio in the restricted payments covenants of the indenture governing our 9% senior secured notes;

•                  our indebtedness and financing arrangements and the terms, covenants and restrictions included in our New Senior Secured Credit Facilities;

•                  exchange rate fluctuations;

•                  the impact of downgrades in our credit rating or the credit rating of our outstanding debt securities, and changes in our creditworthiness;

•                  unstable capital and credit markets;

•                  the outcome of certain shareholder class action lawsuits;

•                  the expiration or termination of power purchase agreements;

•                  the dependence of our projects on their electricity and thermal energy customers;

•                  exposure of certain of our projects to fluctuations in the price of electricity or natural gas;

•                  the dependence of our projects on third-party suppliers;

•                  projects not operating according to plan;

•                  the effects of weather, which affects demand for electricity and fuel as well as operating conditions;

•                  the dependence of our windpower projects on suitable wind and associated conditions and of our hydropower projects on suitable precipitation and associated weather conditions;

•                  U.S., Canadian and/or global economic conditions and uncertainty;

•                  risks beyond our control, including but not limited to geopolitical crisis, acts of terrorism or related acts of war, natural disasters or other catastrophic events;

•                  the adequacy of our insurance coverage;

•                  the impact of significant energy, environmental and other regulations on our projects;

•                  the impact of impairment of goodwill or long-lived assets;

•                  increased competition, including for acquisitions;

•                  our limited control over the operation of certain minority owned projects;

•                  transfer restrictions on our equity interests in certain projects;

•                  risks inherent in the use of derivative instruments;

•                  labor disruptions;

•                  the impact of legislative, regulatory, competitive and technological changes hostile cyber intrusions; and

•                  the impact of our failure to comply with the U.S. Foreign Corrupt Practices Act and/or Canadian Corruption of Foreign Public Officials Act; and

•                  our ability to retain, motivate and recruit executives and other key employees.

You are cautioned that any forward-looking statement speaks only as of the date of this prospectus or, if such statement is included in a document incorporated by reference into this prospectus, as of the date of such other document. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

USE OF PROCEEDS

We have no basis for estimating the number of our common shares that ultimately will be purchased from us pursuant to the Plan or the prices at which such shares will be sold. The net proceeds from the sale of any authorized and unissued common shares sold pursuant to the Plan will be used by us for general corporate purposes, which may include the repayment or refinancing of outstanding indebtedness, among other purposes.

FREQUENTLY ASKED QUESTIONS

1.     What is the Plan?

The Plan is a plan that enables eligible holders of common shares of the Company to invest cash dividends, if and when declared by our board of directors and paid on common shares, to acquire additional common shares.

2.     What are the advantages of participating in the Plan?

•                  A participant may purchase additional common shares with the cash dividends (net of any applicable withholding taxes) paid on the common shares which are held by the participant or held in a participant’s account maintained pursuant to the Plan.

•                  The price at which common shares will be issued from treasury on reinvestment of cash dividends on common shares will be equal to the Average Market Price (as defined below), less a discount of 3%.

•                  No commissions, service charges or brokerage fees are payable by participants in connection with the issuance of common shares from treasury to participants under the Plan.

•                  Full investment of participants’ funds is possible under the Plan because the Plan permits fractions of common shares as well as whole common shares to be purchased and held for participants.

•                  Dividends in respect of common shares purchased under the Plan will be held by the Agent for the participants’ accounts and automatically invested under the Plan in additional common shares of the Company.

3.     Who is eligible to participate in the Plan?

All holders of common shares who are Canadian or U.S. residents are eligible to participate in the Plan at any time by enrolling in the Plan as described in Question 4 below.

4.     How do I enroll in the Plan?

Nearly all of our shareholders are beneficial owners, meaning that their common shares are registered in the name of their stock brokerage, financial institution or other nominee. If you are an eligible beneficial holder of common shares, you must contact your stock brokerage, financial institution or other nominee with whom your shares are held to enroll in the Plan.

If you are an eligible registered holder of common shares, you can enroll in the Plan by completing an enrollment form online through the Agent’s self-service web portal, Investor Centre, at www.computershare.com/investorcentrecanada or by downloading and returning a completed and signed enrollment form to the Agent by no later than 4:00 p.m. (Toronto time) on the fifth business day immediately preceding a dividend record date. An enrollment form may also be obtained by contacting the Agent at 1-800-564-6253. If you are a beneficial holder, and you fill out and send the enrollment form to the Agent, you will NOT be enrolled in the Plan. Please see above instructions for beneficial holders to enroll in the Plan.

5.     When will my dividends start reinvesting after I enroll in the Plan?

Eligible holders of common shares who return duly completed and signed Enrollment Forms that are received by the Agent no later than 4:00 p.m. (Toronto time) on the fifth business day immediately preceding a dividend record date will be eligible to reinvest the dividend associated with that record date. Once enrolled, participation in the Plan continues automatically unless participation is terminated in accordance with the Plan. If the Agent receives the completed Enrollment Form after 4:00 p.m. (Toronto time) on the fifth business day immediately preceding a dividend record date, the cash dividend in respect of that dividend record date will be paid to the shareholder in the usual manner and participation in the Plan will commence with the next dividend.

6.     How are common shares purchased under the Plan?

The common shares purchased under the Plan will be purchased by the Agent, as plan agent on behalf of participants, directly from the Company as newly-issued shares from treasury.

7.     Can participants purchase additional common shares under the Plan over and above those which their dividends will buy?

No. The Agent will only purchase common shares under the Plan using dividends paid on participants’ common shares.

8.     What price will be paid for the shares purchased under the Plan?

The subscription price of common shares purchased under the Plan will be the weighted average of the trading price for common shares on the stock exchange with the highest volume of common shares traded for the five trading days preceding the relevant dividend payment date as determined by the Company, less a discount of 3%. If the trading price used is from the NYSE, the exchange rate from U.S. dollars to Canadian dollars to determine the Plan price will be the Bank of Canada noon rate of exchange on the dividend payment date.

9.     Do I still have to pay withholding tax on dividends that are reinvested?

Participation in the Plan generally does not change the taxable status of the dividends that are reinvested. Dividends that are subject to withholding tax when paid in cash will still be subject to the same withholding tax when reinvested and dividends that are taxable income to the shareholder will generally still be taxable when they are reinvested under the terms of the Plan. Please contact your tax advisor as individual tax circumstances differ.

10.   How much does it cost to participate in the Plan?

There are no commissions, service charges or brokerage fees payable by participants with respect to share purchases under the Plan because the participant purchases new common shares directly from us. All administrative costs of the Plan, including the fees and expenses of the Agent, are borne by us.

11.   Can I reinvest a portion of my monthly dividend?

No. Eligible holders of common shares who choose to participate in the Plan must reinvest the entire amount (less any applicable withholding taxes) of their monthly dividend.

12.   Can a participant withdraw shares held in the Plan?

A Registered Participant who is enrolled in the Plan may withdraw whole common shares under the Plan without terminating his, her or its participation in the Plan by duly completing the withdrawal portion of the voucher located on the reverse of such Registered Participant’s periodic statement of account and sending such completed voucher to the Agent. Beneficial Participants should consult their financial institution or stock brokerage in order to obtain certificates for common shares purchased on their behalf under the Plan.

13.   How do I terminate my participation in the Plan?

Participation in the Plan may be terminated by a Registered Participant who is enrolled in the Plan at any time by completing and signing the termination portion of the voucher located on the reverse of the Registered Participant’s periodic statement of account and sending such completed and signed voucher to the Agent no later than 4:00 p.m. (Toronto time) on the fifth business day immediately preceding a dividend record date or by following the instructions on the Agent’s Investor Centre web portal, at www.computershare.com/investorcentrecanada. The Agent will issue a common share certificate or direct registration system advice for the whole Plan shares and a cash payment for the fractional portion at the market price at the time of sale. A Beneficial Participant can terminate their participation in the Plan by giving notice to his, her or its financial institution or stock brokerage through which their common shares are held. Termination by a participant will not prevent such shareholder from participating in the Plan at a later date.

14.   What kind of statements will be sent to participants in the Plan?

An account will be maintained by the Agent for each Registered Participant in the Plan. An unaudited quarterly statement of account will be mailed to each Registered Participant as soon as practicable following the last day of March, June, September and December, and the appropriate information for tax reporting purposes will be sent by the Agent to each Registered Participant on an annual basis. Beneficial Participants should consult their financial institution or stock brokerage in order to determine the type of reporting they will receive.

15.   I am not a resident of Canada or the United States. Can I still participate?

No. The Plan is only open to holders of common shares who are residents of Canada or the United States.

DESCRIPTION OF THE PLAN

Purpose

The Plan enables eligible holders of our common shares to invest cash dividends, if and when declared by our board of directors and paid on our common shares, to acquire additional common shares. Common shares purchased under the Plan will be purchased directly from treasury by the Agent who acts on behalf of participants under the Plan. Proceeds from common shares purchased from treasury under the Plan will be used by the Company for general corporate purposes, which may include the repayment or refinancing of outstanding indebtedness, among other purposes.

Advantages

Under the Plan:

•                  A participant may purchase additional common shares with the cash dividends (net of any applicable withholding taxes) paid on the common shares which are held by the participant or held in a participant’s account maintained pursuant to the Plan.

•                  The price at which common shares will be issued from treasury on reinvestment of cash dividends on common shares will be equal to the Average Market Price (as defined below), less a discount of 3%.

•                  No commissions, service charges or brokerage fees are payable by participants in connection with the issuance of common shares from treasury to participants under the Plan.

•                  Full investment of participants’ funds is possible under the Plan because the Plan permits fractions of common shares as well as whole common shares to be purchased and held for participants.

•                  Dividends in respect of common shares purchased under the Plan will be held by the Agent for the participants’ accounts and automatically invested under the Plan in additional common shares of the Company.

Administration

Computershare Trust Company of Canada acts as the Agent for the participants under the Plan pursuant to an agreement which may be terminated by the Company or the Agent at any time upon 60 days prior written notice to the other party. On each dividend payment date, the Company shall pay to the Agent on behalf of the participants all cash dividends payable in respect of such participants’ common shares (less any applicable withholding taxes). The Agent shall use such funds to purchase common shares for the participants. Common shares purchased under the Plan will be registered in the name of the Agent, as agent for participants in the Plan. Should Computershare Trust Company of Canada cease to act as Agent under the Plan, another agent will be designated by the Company, in its discretion.

The terms of the Plan are intended to comply with the requirements of the Tax Act (as defined below) and the administrative policies and assessing practices of the Canada Revenue Agency, and shall be interpreted and administered in accordance with all such requirements notwithstanding any other provision of this Plan to the contrary.

Eligibility

All holders of common shares who are Canadian or U.S. residents are eligible to participate in the Plan at any time by enrolling in the Plan as described below.

Upon ceasing to be eligible to participate in the Plan, a participant shall forthwith notify the Agent in writing and terminate his, her or its participation in the Plan. The right to participate in the Plan may not be transferred or assigned by a participant.

Enrollment

Any eligible registered shareholder may become a participant in the Plan (a “Registered Participant”) at any time by completing an Enrollment Form online or by downloading and duly completing and signing an Enrollment Form at www.computershare.com/investorcentrecanada and returning it to the Agent no later than 4:00 p.m. (Toronto time) on the fifth business day immediately preceding a dividend record date.

A shareholder who is a beneficial owner and not an owner of record of common shares (e.g., whose shares are held by, and registered in the name of, a bank, trust company, investment dealer or other intermediary for the account of the participant) (a “Beneficial Participant”) must make arrangements with the bank, trust company, investment dealer or other intermediary through which they hold their common shares to enroll as a participant in the Plan, as described above, or will be required to transfer such common shares into his, her or its own name or into a specific segregated registered account such as a numbered account with a bank, trust company, investment dealer or other intermediary in order for that person to become a Registered Participant.

Once a Registered Participant or Beneficial Participant has enrolled in the Plan, participation continues automatically unless terminated in accordance with the Plan.

An Enrollment Form may be accessed online as described above or may be obtained at any time upon written request addressed to the Agent.

If the Agent receives the completed Enrollment Form after 4:00 p.m. (Toronto time) on the fifth business day immediately preceding a dividend record date, the cash dividend in respect of that dividend record date will be paid to the shareholder in the usual manner and participation in the Plan will commence with the next dividend.

Once a participant is enrolled, the Company will forward to the Agent all of the participant’s cash dividends on common shares (less any applicable withholding taxes) and direct the Agent to invest such amounts in common shares of the Company for the benefit of the participant. The Agent will apply such funds received under the Plan to the purchase of additional common shares under the Plan.

No interest will be paid to participants on any funds held for investment under the Plan.

Purchase and Valuation of Shares Under the Plan

The subscription price of common shares purchased from treasury under the Plan will be the weighted average of the trading price for common shares on the stock exchange with the highest volume of common shares traded for the five trading days preceding the relevant dividend payment date (the “Average Market Price”) as determined by the Company, less a discount of 3%. If that stock exchange is the NYSE, the exchange rate from U.S. dollars to Canadian dollars shall be the Bank of Canada noon rate of exchange on the dividend payment date.

Each Registered Participant’s account will be credited with that number of common shares purchased for the Registered Participant, including fractional common shares computed to six decimal places, which is equal to the amounts to be invested for each Registered Participant divided by the applicable purchase price. In the case of Beneficial Participants, this account will be maintained by CDS Clearing and Depository Services Inc. (“CDS”) or the Beneficial Participant’s financial institution or stock brokerage holding common shares as registered shareholder. Beneficial Participants should contact their financial institution or stock brokerage as to the manner in which fractional entitlements will be held.

Dividends paid on common shares held by the Agent for the account of a participant under the Plan will be automatically reinvested in common shares during the relevant month for such dividend payment.

Costs

There are no commissions, service charges or brokerage fees payable by participants with respect to share purchases under the Plan because the participant purchases new common shares directly from the Company. All administrative costs of the Plan, including the fees and expenses of the Agent, are borne by the Company.

Reports to Participants

An account will be maintained by the Agent for each Registered Participant in the Plan. An unaudited statement of account will be mailed to each Registered Participant quarterly as soon as practicable following the last day of each of March, June, September and December. These statements are a Registered Participant’s continuing record of purchases and should be retained for income tax purposes. In addition, each Registered Participant will be sent annually by the Agent the appropriate information for tax reporting purposes. Registered Participants are responsible for calculating and monitoring their own adjusted cost base in common shares for income tax purposes, as certain averaging rules may apply and such calculations may depend on the cost of other common shares held by the participant. Beneficial Participants should consult their financial institution or stock brokerage in order to determine the type of reporting they will receive.

Certificates for Common Shares

Common shares purchased under the Plan will be registered in the name of the Agent (or its nominee), as agent for participants in the Plan, and certificates for such common shares will not be issued to Registered Participants unless specifically requested.

A Registered Participant who is enrolled in the Plan may withdraw whole common shares under the Plan without terminating his, her or its participation in the Plan by duly completing the withdrawal portion of the voucher located on the reverse of the Registered Participant’s periodic statement of account and sending such completed voucher to the Agent. Upon receipt of such duly completed voucher, the Agent will arrange to have a common share certificate or a Direct Registration System Advice (“DRS Advice”) issued in the Registered Participant’s name. Normally, a common share certificate or DRS Advice will be sent to a Registered Participant within two weeks of receipt by the Agent of a Registered Participant’s duly completed voucher requesting withdrawal of whole common shares. Any remaining whole common shares and fractions of a common share will continue to be held for the Registered Participant’s account under the Plan.

Each Registered Participant’s account under the Plan is maintained in the name in which the Registered Participant entered the Plan. Consequently, certificates or a DRS Advice for whole common shares will be similarly registered when issued.

Beneficial Participants should consult their financial institution or stock brokerage in order to obtain certificates for common shares purchased on their behalf under the Plan.

Common shares held by the Agent for a participant under the Plan may not be pledged, sold or otherwise disposed of by the participant while so held. A participant who wishes to effect any such transaction must request that certificates or a DRS Advice for such shares be issued in the participant’s name.

Termination of Participation

Participation in the Plan may be terminated by a Registered Participant who is enrolled in the Plan at any time by duly completing and signing the termination portion of the voucher located on the reverse of the Registered Participant’s periodic statement of account and sending such completed and signed voucher to the Agent no later than 4:00 p.m. (Toronto time) on the fifth business day immediately preceding a dividend record date or by following the instructions at the Agent’s Investor Centre web portal, at www.computershare.com/investorcentrecanada within such timeframe. A Beneficial Participant’s participation in the Plan may be terminated by giving notice to his, her or its financial institution or stock brokerage through which its common shares are held.

If the completed voucher is received by 4:00 p.m. (Toronto time) at least five business days prior to a dividend record date, termination of the Registered Participant’s participation in the Plan will be effective in respect of that dividend record date. Otherwise, the termination will be effective in respect of the next succeeding dividend record date. For greater certainty, termination by a Registered Participant will not prevent such shareholder from participating in the Plan at a later date. No certificate or DRS Advice requests will be processed between the dividend record date and the related dividend payment date.

When a Registered Participant terminates participation in the Plan, the Registered Participant will receive a certificate or DRS Advice for the whole common shares held for such Registered Participant’s account and a cash payment for any fraction of a common share so held. Fractional common shares will be sold by the Agent on the TSX on a commingled basis, and the cash payment for a fractional common share interest will be calculated using the closing market price on the TSX or otherwise on the open market, as applicable, on the date of the sale of such common shares. Beneficial Participants should contact their financial institution or stock brokerage as to the manner in which the termination of their participation in the Plan will be handled, including with respect to fractional common share entitlements.

Participation in the Plan will be terminated automatically upon receipt by the Agent of a written notice of the death of a Registered Participant. A certificate for whole common shares or DRS Advice held for the deceased Registered Participant’s account will be issued by the Agent in the name of the deceased Registered Participant or in the name of the estate of the deceased Registered Participant, as appropriate, and the Agent will send such certificate or DRS Advice and a cash payment for any fraction of a common share calculated in accordance with the previous paragraph to the legal representative of the deceased Registered Participant. No such termination will be made upon the death of a Beneficial Participant unless appropriate requests are made through such participant’s financial institution or stock brokerage.

Participation in the Plan may be terminated, at the option of the Company, if the number of common shares purchased through the Plan by a participant over a period of 12 consecutive months does not exceed a certain minimum number of whole common shares determined by the Company, at its discretion, from time to time. Initially, this minimum number is set at one whole common share. Written notice of any such termination shall be given by the Company to the Agent no later than 4:00 p.m. (Toronto time) at least five business days prior to a dividend record date. In the event that participation is terminated by the Company for this reason, share certificates or a DRS Advice will be issued for all whole common shares held in the participant’s account. Payment in respect of any fractional shares will be made to the participant in cash, calculated in same manner as set out for the treatment of fractional shares on terminating participation in the Plan as described above.

Rights Offering

In the event the Company makes available to holders of common shares rights to subscribe for additional common shares or other securities and issues certificates representing such rights, rights certificates will be issued by the Company to each Registered Participant (including CDS and financial institutions and stock brokerages holding common shares as registered holder on behalf of Beneficial Participants) in respect of whole common shares held for a Registered Participant’s account under the Plan on the record date for such rights issue.

Stock Splits and Stock Dividends

If common shares are distributed pursuant to a stock split or stock dividend on common shares, such common shares received by the Agent for participants under the Plan will be retained by the Agent and credited by the Agent proportionately to the accounts of the Registered Participants (including CDS and financial institutions and stock brokerages holding common shares as registered holder on behalf of Beneficial Participants) in the Plan.

Shareholder Voting

Common shares held for a Registered Participant’s account under the Plan on the record date for a vote of shareholders will be voted in accordance with the instructions of the Registered Participant given on a form to be furnished to the Registered Participant by the Agent. Common shares for which instructions are not received will not be voted. Beneficial Participants wishing to vote common shares held for their benefit under the Plan should consult their financial institution or stock brokerage.

Responsibilities of the Company and the Agent

Neither the Company nor the Agent shall be liable for any act, or for any omission to act, in connection with the Plan including, without limitation, any claims for liability:

•                  arising out of failure to terminate a Registered Participant’s account upon such Registered Participant’s death prior to receipt of notice in writing of such death;

•                  with respect to the prices at which common shares are purchased for the participant’s account and the times such purchases are made;

•                  arising out of any contravention by any participant of applicable securities laws with respect to his, her or its participation in the Plan or the acquisition or disposition of common shares;

•                  with respect to any actions taken as a result of inaccurate and incomplete information or instructions;

•                  arising in connection with income taxes (together with any applicable interest and/or penalties) payable by participants in connection with their participation in the Plan; and

•                  with respect to any decision to amend, suspend, terminate or replace the Plan in accordance with the terms hereof.

Registered Participants and Beneficial Participants should recognize that neither the Company nor the Agent can assure a profit or protect them against a loss of the common shares purchased under the Plan. No assurance is given that dividends will be declared in any particular amount or at all on the common shares.

Amendments, Suspension or Termination of the Plan

The Company reserves the right to amend or suspend, in whole or in part, or terminate the Plan at any time subject, in the case of amendments, to any required stock exchange approval, but such action shall have no retroactive effect that would prejudice the interests of the participants. All Registered Participants (including CDS and financial institutions and stock brokerages holding common shares as registered holder on behalf of Beneficial Participants) will be sent written notice of any such amendment, suspension or termination.

In the event of termination of the Plan by the Company, certificates, or a DRS Advice for whole common shares held for Registered Participants’ accounts (including CDS and financial institutions and stock brokerages holding common shares as registered holder on behalf of Beneficial Participants) under the Plan and cash payments for any fraction of a common share will be remitted with due dispatch by the Agent to the Registered Participants (including CDS and financial institutions and stock brokerages holding common shares as registered holder on behalf of Beneficial Participants). Fractional common shares will be sold by the Agent on the TSX on a commingled basis, and the cash payment for a fractional common share interest will be calculated using the closing market price on the TSX or otherwise on the open market, as applicable, on the date of the sale of such common shares. In the event of suspension of the Plan by the Company, no investment will be made by the Agent on the dividend payment date immediately following the effective date of such suspension. Any dividends on common shares which are subject to the Plan and which are paid after the effective date of such suspension will be remitted in cash by the Agent to the Registered Participants (including CDS and financial institutions and stock brokerages holding common shares as registered holder on behalf of Beneficial Participants).

Rules and Regulations

The Company, in conjunction with the Agent, may from time to time adopt rules and regulations to facilitate the administration of the Plan. The Company also reserves the right to regulate and interpret the Plan as it deems necessary or desirable to ensure the efficient and equitable operation of the Plan.

Compliance with Laws

The operation and implementation of the Plan is subject to compliance with all applicable legal requirements, including obtaining all appropriate regulatory approvals and exemptions from registration and prospectus requirements, and the requirements of any stock exchange on which the common shares are listed. The Company may limit the common shares issuable under the Plan in connection with any discretionary exemptive relief relating to the Plan granted by any securities regulatory authority.

Governing Law

The Plan shall be construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Risk of Market Price Fluctuations

Participants should recognize that common shares acquired under the Plan are no different from an investment in common shares directly held. Accordingly, neither the Company nor the Agent can assure a profit or protect participants against a loss on the common shares purchased under the Plan.

Currency

All monetary amounts identified in the Plan are stated in Canadian dollars, unless otherwise expressly stated.

Notices

All notices required to be given under the Plan shall be mailed to each Registered Participant (including CDS and financial institutions and stock brokerages holding common shares as registered holder on behalf of Beneficial Participants) at the address shown on the records of the Agent or at a more recent address as furnished by the Registered Participant.

Notices to the Agent shall be addressed as follows:

Computershare Trust Company of Canada
100 University Avenue, 9th Floor
North Tower
Toronto Ontario
M5J 2Y1

Attention: Dividend Reinvestment Department

Or the National Customer Contact Centre at 1-800-564-6253

Or by visiting www.computershare.com/service

Notices to the Company shall be addressed as follows:

Atlantic Power Corporation
One Federal Street, 30th Floor
Boston, MA 02110

Attention: Corporate Secretary
Fax No: (617)977-2410

Effective Date of the Plan

The effective date of the Plan is August 8, 2012.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a participant that, at all relevant times, for purposes of the application of the Income Tax Act (Canada) (the “Tax Act”) and the Income Tax Regulations (the “Regulations”), deals at arm’s length with and is not affiliated with the Company and holds shares acquired under the Plan as capital property (a “Typical Participant”). This summary is not exhaustive of all possible Canadian federal income tax considerations, and does not take into account Canadian provincial or territorial income tax laws, or foreign tax considerations.

Shares acquired under the Plan generally will be considered capital property to a participant for purposes of the Tax Act unless the participant holds such shares in the course of carrying on a business of buying and selling securities or the participant has acquired or holds them in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain participants whose shares acquired under the Plan might not otherwise constitute capital property may be entitled to elect that such shares be deemed capital property by making an irrevocable election under subsection 39(4) of the Tax Act to treat all “Canadian securities”, as defined in the Tax Act, owned by the participant as capital property. Participants contemplating such an election should first consult their own tax advisors.

This summary does not apply to a participant: (i) that is subject to the “mark-to-market” rules under the Tax Act applicable to certain “financial institutions”; (ii) that is a “specified financial institution”; (iii) an interest in which is a “tax shelter investment”; (iv) to which the “functional currency” reporting rules apply; or (v) that has entered, or will enter, into, with respect to the shares acquired under the Plan, a “derivative forward agreement” (all as defined in the Tax Act).

This summary is based on the current provisions of the Tax Act and the Regulations in force as of the date hereof and counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the Regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action or changes in the administrative policies or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, that may differ materially from those described in this summary. Further, this summary is not applicable to a participant that (i) is a corporation resident in Canada and (ii) is, or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of common shares under the Plan, controlled by a non-resident corporation for the purposes of the foreign affiliate dumping rules in section 212.3 of the Tax Act. Any such participant should consult its own tax advisor.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular participant under the Plan. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective participants should consult their own tax advisers having regard to their own particular circumstances, including the application and effect of the income and other taxes of any country, province or other jurisdiction in which the participant resides or carries on business.

Canadian Residents

This portion of the summary is generally applicable to a Typical Participant that, at all relevant times, for purposes of the application of the Tax Act, is or is deemed to be resident in Canada (a “Canadian Participant”).

All cash dividends paid on common shares that are reinvested on behalf of a Canadian Participant will generally be subject to the tax treatment normally applicable to taxable dividends from taxable Canadian corporations. For example, in the case of a Canadian Participant who is an individual (including a trust), such dividends will be included in computing the individual’s income for tax purposes and will be subject to the normal gross-up and credit rules normally applicable to dividends received from “taxable Canadian corporations”, as defined in the Tax Act. A dividend will be eligible for the enhanced gross-up and dividend tax credit for “eligible dividends”, as defined in the Tax Act, paid by taxable Canadian corporations, to the extent that the Company designates such dividend as an eligible dividend. A Canadian Participant that is a corporation will include dividends paid on common shares that are reinvested on behalf of such corporation in computing its income for tax purposes, and generally will be entitled to deduct the amount of such dividends in computing its taxable income. In the case of a Canadian Participant that is a “private corporation” or “subject corporation”, as such terms are defined in the Tax Act, a refundable tax will generally apply to the amount of the dividend to the extent that such dividend is deductible in computing taxable income. Other taxes could apply depending on the circumstances of the Canadian Participant.

The right granted under the terms of the Plan to reinvest cash dividends paid on common shares in common shares newly-issued from treasury at the Average Market Price, less a discount of 3% of the Average Market Price, and the exercise of such right, should not give rise to a taxable benefit under the Tax Act, based on current CRA administrative policies and assessing practices.

A Canadian Participant will not realize any taxable income when the participant receives certificates for whole common shares credited to the Participant’s account, either upon the Participant’s request, upon termination of participation or upon termination of the Plan.

The cost to a Canadian Participant of common shares acquired under the Plan will be the price paid for the shares by the Canadian Participant. For the purpose of computing the adjusted cost base of such shares to the Canadian Participant, the cost of the shares will be averaged with the adjusted cost base of all common shares of the Company held by the Canadian Participant as capital property.

A Canadian Participant may realize a capital gain or loss on the disposition of shares acquired through the Plan, including on the disposition of a fraction of a common share in consideration for cash upon termination of participation in the Plan or upon termination of the Plan. A Canadian Participant will generally be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in that year. Such Canadian Participants will be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Canadian Participant in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years, subject to and in accordance with the detailed rules contained in the Tax Act.

The amount of any capital loss realized on the disposition of a common share acquired through the Plan by a Canadian Participant that is a corporation may, to the extent and under the circumstances specified by the Tax Act, be reduced by the amount of any dividends received or deemed to have been received by the corporation on such share (or on a share for which such share is substituted or exchanged). Similar rules may apply where shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Canadian Participants to whom these rules may be relevant should consult their own advisors.

A Canadian Participant that is throughout the year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay an additional refundable tax on certain investment income, including taxable capital gains, interest and certain dividends. Capital gains realized by a Canadian Participant who is an individual or a trust, other than certain specified trusts, will be taken into account in determining liability for alternative minimum tax under the Tax Act.

Common shares acquired under the Plan will be “qualified investments”, as defined in the Tax Act, for a trust governed by a registered retirement savings plan (“RRSP”), a registered retirement income fund (“RRIF”), a registered education savings plan, a registered disability savings plan, a tax-free savings account (“TFSA”), or a deferred profit sharing plan at any particular time, provided that, at that time, the common shares are listed on a “designated stock exchange” (which currently includes the TSX and NYSE) or the Company is a “public corporation”, as defined in the Tax Act.

Notwithstanding that such common shares may be qualified investments for a TFSA or a trust governed by a RRSP or RRIF, the holder of a TFSA or an annuitant of a RRSP or RRIF, as applicable, will be subject to a penalty tax under the Tax Act in respect of common shares held in a TFSA, RRSP or RRIF, as applicable, if such common shares are a “prohibited investment”, as defined in the Tax Act, for such plan. The common shares acquired under the Plan generally will not be prohibited investments unless the holder or annuitant, as the case may be, (i) does not deal at arm’s length with the Company for purposes of the Tax Act, or (ii) has a “significant interest” in the Company for purposes of the prohibited investment rules in the Tax Act.

U.S. Residents

This portion of the summary is generally applicable to a Typical Participant that, at all relevant times: (i) is not resident nor deemed to be resident in Canada for purposes of the Tax Act or the Canada-U.S. Income Tax Convention (1980), as amended (the

“Treaty”), (ii) is a resident of the United States for the purposes of the Treaty, and (iii) does not carry on business in Canada (a “U.S. Participant”). Special rules, which are not discussed in this summary, may apply to a U.S. Participant that is an insurer that carries on an insurance business in Canada and elsewhere.

All cash dividends paid on common shares that are reinvested on behalf of a U.S. Participant will generally be subject to the tax treatment normally applicable to taxable dividends from taxable Canadian corporations. Dividends that a U.S. Participant designates for investment under the Plan will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding tax to which the U.S. Participant is entitled under the Treaty. Where a U.S. Participant is fully entitled to benefits under the Treaty and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%. The amount of dividends to be invested under the Plan will be reduced by the amount of tax withheld.

The disposition of a fraction of a common share in consideration for cash, either upon the U.S. Participant’s request, upon termination of participation or upon termination of the Plan, may give rise to a deemed dividend subject to withholding tax, as discussed immediately above.

Gains on the disposition of common shares acquired under the Plan by a U.S. Participant (including upon the disposition of a fractional common share) are generally not subject to Canadian income tax unless such shares are or are deemed to be “taxable Canadian property”, within the meaning of the Tax Act, and the U.S. Participant is not entitled to relief under the Treaty. If the common shares are listed on a “designated stock exchange” (which currently includes the TSX and the NYSE) at a particular time, such shares will not constitute taxable Canadian property to a U.S. Participant at such time unless, at any time during the sixty-month period that ends at that time, either: (a) one or any combination of the U.S. Participant or persons with which the U.S. Participant did not deal at arm’s length, or partnerships in which the U.S. Participant or a person with which the U.S. Participant did not deal at arm’s length holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of any class or series of shares of the capital stock of the Company; and (b) such common shares derived, directly or indirectly, more than 50% of their fair market value from one or any combination of real or immovable property situated in Canada, “Canadian resource properties”, as defined in the Tax Act, “timber resource properties”, as defined in the Tax Act, or options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). U.S. Participants whose common shares may constitute taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders (as defined below) who are residents of the United States for purposes of the current Canada-United States Income Tax Convention (1980), as amended (the “Treaty”), of the purchase, ownership and disposition of the common shares. This summary is not a comprehensive description of all of the tax considerations that may be relevant to the purchase of the common shares, particularly if the purchaser is subject to special tax rules. Each Holder should consult its own tax advisor concerning personal tax consequences, including the consequences under state, local, or foreign tax laws, and the potential effect of the Medicare Contribution tax, of an investment in the common shares.

The following summary only applies if the U.S. Holder of the common shares acquired them at the offering price, and the common shares are held as a capital asset. This summary does not apply to special classes of holders such as dealers in securities or currencies, holders whose functional currency is not the U.S. dollar, tax-exempt organizations, financial institutions, securities traders that elect to account for their investment in the common shares on a mark-to-market basis, insurance companies, real estate investment trusts, partnerships and the partners therein, persons holding the common shares in a hedging transaction or as part of a straddle or conversion transaction, U.S. Holders that own, directly, indirectly, or constructively, 5% or more of the total combined voting power of the Company and holders liable for the alternative minimum tax. Holders in any of these categories should consult their own tax advisors.

This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations of the Code and Treasury Regulations, all of which are subject to change, possibly with retroactive effect. The Code, Treasury Regulations and judicial and administrative interpretations thereof are also subject to various interpretations, and there can be no guarantee that the Internal Revenue Service (the “IRS”) or U.S. courts will agree with the tax consequences described in this summary.

For the purposes of this summary, a “U.S. Holder” is a beneficial owner of the common shares that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the common shares.

Taxation of Distributions

A U.S. Holder who participates in the Plan generally will be treated for U.S. federal income tax purposes as having received a distribution from the Company with respect to its common shares equal to the sum of (a) the fair market value of the common shares credited to the U.S. Holder’s Plan account on the date of the distribution, (b) any cash distributions actually received by the U.S. Holder with respect to the common shares not included in the Plan, and (c) any Canadian withholding tax subtracted from the distribution prior to the purchase of common shares under the Plan. Accordingly, a U.S. Holder’s taxable income with respect to the distribution may be in excess of the amount of cash dividend reinvested in common shares under the Plan. The total amount of cash dividends and other distributions will be reported to the U.S. Holder and to the IRS on the appropriate tax form after the end of each year.

The Company will pay certain costs of administering the Plan. Consistent with the conclusion reached by the IRS in a private letter ruling, the Company intends to take the position that these administrative costs do not constitute a distribution which is either taxable to U.S. Holders or which would reduce a U.S. Holder’s basis in its common shares. However, because the private letter ruling was not issued to the Company, the Company has no legal right to rely on its conclusions. Thus, it is possible that the IRS might view a U.S. Holder’s share of such administrative costs as a taxable distribution to such U.S. Holder and/or a distribution which reduces the U.S. Holder’s basis in its common shares. Accordingly, the Company may in the future take a different position with respect to such administrative costs.

The gross amount of distributions paid by the Company out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) with respect to the common shares (including the amount of any Canadian taxes withheld) generally will be taxed as dividend income at the time of receipt by a U.S. Holder or at the time of reinvestment into common shares under the Plan. The Code requires this treatment even though a U.S. Holder will not actually receive the reinvested dividends as a current distribution. Subject to the discussion below, the dividends generally will be treated as foreign-source income and will not be eligible for the dividends-received deduction available to domestic corporations. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s basis in its common shares and thereafter as capital gain. U.S. Holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from the Company.

The amount of any dividend paid in Canadian dollars will equal the U.S. dollar value of the Canadian dollars received calculated by reference to the exchange rate in effect on the date the dividend is received by a U.S. Holder regardless of whether the Canadian dollars are converted into U.S. dollars on such date. If such a dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Canadian dollars received in the distribution are not converted into U.S. dollars on the date of receipt, a U.S. Holder of the common shares will have a basis in the Canadian dollars equal to its U.S. dollar value on the date of receipt. Any gain or loss recognized upon a subsequent conversion or other disposition of the Canadian dollars will be treated as U.S.-source ordinary income or loss for foreign tax credit limitation purposes.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual and certain other non-corporate U.S. Holders from a qualified foreign corporation may be subject to reduced rates of taxation. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares that are readily tradable on an established securities market in the United States. Treasury Department guidance indicates that upon the listing of our common shares on the NYSE, the common shares are considered readily tradable on an established securities market in the United States.

A U.S. Holder’s tax basis in the common shares acquired by reinvesting cash distributions under the Plan generally will equal the fair market value of the common shares determined in U.S. dollars on the date of the distribution. The holding period for common shares purchased under the Plan (including fractional shares) generally will begin on the day following the date of acquisition. U.S. Holders should save account statements in order to calculate their adjusted tax basis in each common share.

With certain exceptions as described below and subject to the discussion in the last paragraph of this section, Canadian withholding tax that is imposed on distributions with respect to the common shares will be treated as a foreign income tax that is eligible (subject to generally applicable limitations and conditions under U.S. tax laws) for credit against a U.S. Holder’s federal income tax liability or, at the U.S. Holder’s election, for deduction in computing the Holder’s taxable income. If a refund of the tax withheld is available under the laws of Canada or under the Treaty, the amount of tax withheld that is refundable will not be eligible for such credit against a U.S. Holder’s U.S. federal income tax liability (and will not be eligible for the deduction against a U.S. Holder’s U.S. federal taxable income). The use of foreign tax credits is subject to complex rules and limitations. Generally, the total amount of allowable foreign tax credits in any year cannot exceed the U.S. Holder’s regular U.S. tax liability for the year attributable to foreign-source taxable income. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Dividend income generally will constitute “passive category” income, or in the case of certain U.S. Holders, “general category” income. In addition, foreign tax credits may not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities. Holders are urged to consult their tax advisor concerning their eligibility for benefits under the Treaty, whether, and to what extent, a foreign tax credit will be available, and, if so, whether to claim a credit or deduction.

Canadian withholding tax must be translated into U.S. dollars using (i) the average exchange rate for the taxable year to which it relates (in the case of accrual basis U.S. Holders) or (ii) the exchange rate in effect on the day the tax is withheld (in the case of cash basis U.S. Holders and accrual basis U.S. Holders that make an election to translate foreign taxes using the exchange rate for the date of the payment of such foreign tax). Any such election by an accrual basis U.S. Holder will apply for the taxable year in which it is made and all subsequent taxable years of the U.S. Holder, unless revoked with the consent of the IRS.

It is possible that the Company is, or at some future time will be, at least 50% owned by U.S. persons. Dividends paid by a foreign corporation that is at least 50% owned by U.S. persons may be treated as U.S.-source income (rather than foreign-source income) for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of U.S.-source income. The effect of this rule may be to treat a portion of any dividends the Company pays as U.S.-source income. Treatment of the dividends as U.S.-source income in whole or in part may limit a U.S. Holder’s ability to claim a foreign tax credit for the Canadian withholding taxes payable in respect of the dividends. Subject to certain limitations, the Code permits a U.S. Holder entitled to benefits under the Treaty to elect to treat any Company dividends as foreign-source income for foreign tax credit purposes. U.S. Holders should consult their own tax advisors about the desirability of making, and the method of making, such an election.

Sale or Other Disposition of Common Shares

A U.S. Holder will not realize gain or loss for U.S. federal income tax purposes merely upon withdrawal of common shares from a U.S. Holder’s Plan account. However, a U.S. Holder will realize gain or loss when the common shares are sold or exchanged, whether pursuant to the U.S. Holder’s request upon termination of its participation in the Plan or by the U.S. Holder after withdrawal of the common shares from the Plan, and in the case of any fraction of a common share, when the U.S. Holder receives a cash adjustment for a fraction of a common share. Upon a sale, exchange, or other taxable disposition of the common shares, the U.S. Holder will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in the common shares that are disposed of. Such gain or loss generally will be U.S.-source gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the common shares for more than one year. Net long-term capital gain recognized by a non-corporate U.S. Holder generally will be taxed at a preferential rate. The deductibility of capital losses is subject to limitations.

The Agent intends to use the “first in first out” (or “FIFO”) basis method (as defined in applicable Treasury Regulations) for computing the tax basis of individual common shares acquired by or for a U.S. Holder under the Plan, unless a U.S. Holder provides notice to the Agent that the U.S. Holder elects to use another permitted method of computing the tax basis in the U.S. Holder’s shares under the Plan. U.S. Holders should consult their tax advisors regarding whether the “average basis method,” for example, is available for some or all of the common shares acquired under the Plan and which tax basis methods and elections are appropriate for each U.S. Holder.

If a U.S. Holder sells or otherwise disposes of the common shares for an amount in Canadian dollars,  the amount realized on the sale or disposition will be the U.S. dollar value of this amount on the date of sale or disposition, except as otherwise described below. On the settlement date, if later than the date of sale or disposition, the U.S. Holder will recognize U.S.-source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference (if any) between the U.S. dollar value of the amount received based on the exchange rates in effect on the date of sale or other disposition and the settlement date. However, in the case of shares traded on an established securities market that are sold by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), the amount realized will be based on the exchange rate in effect on the settlement date for the sale (even though the trade date will be the date of disposition for U.S. federal income tax purposes), and no exchange gain or loss will be recognized at that time. If an accrual basis U.S. Holder makes an election described above, it must be applied consistently from year to year and cannot be revoked without the consent of the IRS.

Foreign currency received on the sale or other disposition of common shares will have a tax basis equal to its U.S. dollar value at the time of the sale or other disposition. Any gain or loss recognized on a sale or other disposition of foreign currency (including its use to purchase common stock or an exchange for U.S. dollars) generally will be U.S. source ordinary income or loss.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with distributions on the common shares and the proceeds from a taxable disposition of the common shares. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

DESCRIPTION OF COMMON SHARES

The following summary description sets forth some of the general terms and provisions of our common shares. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our common shares, you should refer to the provisions of our Articles of Continuance, which we refer to as our “Articles.”

Common Shares

Our Articles authorize an unlimited number of common shares. At the close of business on February 26, 2014, 120,279,798 of our common shares were issued and outstanding.

Our common shares are listed on the TSX under the symbol “ATP” and on the NYSE under the symbol “AT.” Holders of our common shares are entitled to receive dividends, if and when declared by our board of directors, and are entitled to one vote per common share on a vote by poll, or one vote per person present who is a shareholder or a proxy holder for a vote by show of hands, in each case with respect to all matters to be voted on at meetings of shareholders. We are limited in our ability to pay dividends on our common shares by restrictions under the Business Corporations Act (British Columbia), which we refer to as the “BC Act,” relating to our solvency before and after the payment of a dividend. Holders of our common shares have no statutory preemptive, conversion or redemption rights and are not subject to further assessment by us.

Upon our voluntary or involuntary liquidation, dissolution or winding up, the holders of common shares are entitled to share ratably in the remaining assets available for distribution, after payment of liabilities.

Pursuant to our Articles and the provisions of the BC Act, certain actions that may be proposed by us require the approval of our shareholders. We may, by special resolution and subject to our Articles, increase our authorized capital by such means as creating shares with or without par value or increasing the number of shares with or without par value. We may, by special resolution and subject to the BC Act, alter our Articles to subdivide, consolidate, change from shares with par value to shares without par value or from shares without par value to shares with par value or change the designation of all or any of our shares. We may also, by special resolution and subject to the BC Act, alter our Articles to create, define, attach, vary, or abrogate special rights or restrictions to any shares. Under the BC Act and our Articles, a special resolution is a resolution passed at a duly-convened meeting of shareholders by not less than two-thirds of the votes cast in person or by proxy at the meeting, or a written resolution consented to by all shareholders who would have been entitled to vote at the meeting of shareholders.

Certain Provisions of our Articles and the BC Act

We are governed by the BC Act. Our Articles contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of our company by means of a tender offer, a proxy contest or otherwise.

Advance Notice Procedures

Under the BC Act, shareholders may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office. The notice must include information on the business the shareholder intends to bring before the meeting. These provisions could have the effect of delaying until the next shareholder meeting shareholder actions that are favored by the holders of a majority of our outstanding voting securities. Our Articles establish an advance notice procedure for “special business” and shareholder proposals to be brought before a meeting of shareholders. For special business, advance notice describing the special business to be discussed at the meeting must be provided and that notice must include any documents to be approved or ratified as an addendum or state that such document will be available for inspection at our records office or other reasonably accessible location. Shareholders at an annual meeting may not consider proposals or nominations that are not specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a shareholder of record on the record date for the meeting or a proxyholder who is entitled to vote at the meeting.

On April 1, 2013, our board of directors adopted an advance notice policy (the “Advance Notice Policy”).  Subject only to the BC Act and the Articles, only persons who are nominated in accordance with the procedures set forth in the Advance Notice Policy shall be eligible for election to our board of directors. Nominations of persons for election to our board of directors may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors: (a) by or at the direction of the board of directors, including pursuant to a notice of meeting; (b) by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the BC Act, or a requisition of the shareholders made in accordance with the provisions of the BC Act; or (c) by any person: (x) who, at the close of business on the date of the giving of the notice provided for below in the Advance Notice Policy and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (y) who complies with the notice procedures set forth in the Advance Notice Policy.

Shareholder Requisitioned Meeting

Under the BC Act, shareholders holding in the aggregate 1/20 of our outstanding common shares may request the directors to call a general meeting of shareholders to deal with matters that may be dealt with at a general meeting, including election of directors. If the directors do not call the meeting within the timeframes specified in the BC Act, the shareholder can call the meeting and we must reimburse the costs.

Removal of Directors and Increasing Board Size

Under our Articles, directors may be removed by shareholders by passing an ordinary resolution of a simple majority of shareholders with the right to vote on such resolution. Further, under our Articles and subject to the BC Act, the directors may appoint additional directors up to one-third of the directors elected by the shareholders.

Canadian Securities Laws

We are a reporting issuer in each of the provinces and territories of Canada and therefore subject to the securities laws in each such province and territory. Canadian securities laws require reporting of share purchases and sales by shareholders acquiring beneficial ownership of, or the power to exercise control or direction over, 10% or more of our common shares, including certain prescribed public disclosure of their intentions for their holdings. Canadian securities laws also govern how any offer to acquire 20% or more of our equity or voting shares must be conducted. The foregoing is a limited and general summary of certain aspects of applicable securities law in the provinces and territories of Canada, all in effect as of the date hereof. This summary is not a comprehensive description of relevant or applicable considerations regarding such requirements and, accordingly, is not intended to be, and should not be interpreted as, legal advice to any prospective purchaser and no representation with respect to such requirements to any prospective purchaser is made. Prospective investors should consult their own Canadian legal advisors with respect to any questions regarding securities law in the provinces and territories of Canada.

Indemnification of Directors and Officers

Under the BC Act, we may indemnify a present or former director or officer or a person who acts or acted at our request as a director or officer of another corporation or one of our affiliates, and his or her heirs and personal representatives, against all judgments, penalty or fines awarded or imposed in, or an amount paid in settlement of, a proceeding in which such party or any of the heirs and personal or other legal representatives of such party is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding, including legal and other fees and amounts paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or her including an amount paid to settle an action or satisfy a judgment in respect of any legal proceeding or investigative action to which he or she is made a party by reason of his or her position and provided that the director or officer acted honestly and in good faith with a view to the best interests of Atlantic Power Corporation or such other corporation, and, in the case of a criminal or administrative action or proceeding, had reasonable grounds for believing that his or her conduct was lawful. Other forms of indemnification may be made with court approval.

In accordance with our Articles, we shall indemnify every director or former director, or may, subject to the BC Act, indemnify any other person. We have entered into indemnity agreements with our directors and executive officers, whereby we have agreed to indemnify the directors and officers to the extent permitted by our Articles and the BC Act.

Our Articles permit us, subject to the limitations contained in the BC Act, to purchase and maintain insurance on behalf of any person, as the board of directors may from time to time determine. Our directors and officers liability insurance coverage consists of three policies with aggregate limits of $50 million.

Rights Agreement

On February 28, 2013, pursuant to a shareholder rights plan agreement dated effective as of February 28, 2013 between the Company and Computershare Investor Services Inc., as Rights Agent (the “Rights Agreement”), our board of directors authorized the issuance of one common share purchase right (individually, a “Right” and collectively, the “Rights”) for each outstanding common share to shareholders of record at the close of business on March 11, 2013 and in respect of each common share issued thereafter, subject to the limitations set forth in the Rights Agreement.

The Rights Agreement utilizes the mechanism of the Permitted Bid (as defined below) to ensure that a person seeking control of the Company gives shareholders and the board of directors sufficient time to evaluate the bid, negotiate with the initial bidder and encourage competing bids to emerge.  The purpose of the Rights Agreement is to protect shareholders by requiring all potential bidders to comply with the conditions specified in the Permitted Bid provisions or else such bidders are subject to the dilutive feature of the Rights Agreement.

Under the Rights Agreement, the Rights will be evidenced by the certificates evidencing common shares until the close of business on the tenth trading day after the earliest of:  (i) the first date of public announcement by the Company or an Acquiring Person (as defined below) of facts indicating that a person has become an Acquiring Person (as defined below);  (ii) the date of commencement of, or first public announcement of the intent of any person (other than the Company or any subsidiary of the Company) to commence, a take-over bid, other than a Permitted Bid or a Competing Permitted Bid (each as defined below); or (iii) the date upon which a Permitted Bid or Competing Permitted Bid ceases to qualify as such, or such later date as may be determined by our board of directors, in good faith (the “Separation Time”).  Prior to the Separation Time, the Rights will not be exercisable.  Following the Separation Time, each Right will entitle the registered holder to purchase from the Company one common share at a price of $100 per common share, subject to adjustment pursuant to the terms of the Rights Agreement (the “Exercise Price”).

Under the Rights Agreement, if a transaction or event occurs that results in a person becoming an Acquiring Person (a “Flip-in Event”) then the Rights beneficially owned by an Acquiring Person, its associates, affiliates and any person acting jointly or in concert with the foregoing (or any direct or indirect transferee or successor of such Rights) will become null and void and the Rights (other than those beneficially owned by the Acquiring Person, its associates, affiliates and any person acting jointly or in concert with the foregoing or any transferee of such Rights) will entitle the holder to purchase, effective at the close of business on the tenth business day after the first date of public announcement by the Company or an Acquiring Person of facts indicating that a person has become an Acquiring Person, for the Exercise Price, that number of common shares having an aggregate market price equal to twice the Exercise Price, subject to adjustment in certain circumstances.  An “Acquiring Person” is a person that beneficially owns 20% or more of the Company’s outstanding voting shares, other than the Company or any subsidiary of the Company, an underwriter acquiring voting shares from the Company in connection with a distribution of securities, a Grandfathered Person (as defined in the Rights Agreement) or any person that would become an Acquiring Person as a result of certain exempt transactions.  These exempt transactions include, among other things (i) acquisitions pursuant to a Permitted Bid or a Competing Permitted Bid (each as defined below), (ii) certain other specified exempt acquisitions and (iii) transactions to which the application of the Rights Agreement has been waived by our board of directors.

A “Permitted Bid” is a take-over bid where the bid is made by way of a take-over bid circular to all registered holders of the Company’s voting shares, other than the offeror, and the bid is subject to irrevocable and unqualified conditions (and only so long as all the conditions are met) that (i) no voting shares shall be taken up or paid for prior to the close of business on a date which is not less than 60 days after the date of the take-over bid and then only if more than 50% of the outstanding voting shares held by Independent Shareholders (as defined below) have been deposited or tendered pursuant to the take-over bid and not withdrawn, (ii) voting shares may be deposited pursuant to the take-over bid (unless the take-over bid is withdrawn) at any time prior to the date on which voting shares are first taken up and paid for under the take-over bid and may be withdrawn until taken up and paid for, and (iii) if on the date on which voting shares may be taken up and paid for, more than 50% of the voting shares held by Independent Shareholders (as defined below) have been deposited or tendered pursuant to the take-over bid and not withdrawn, that fact will be publicly announced by the offeror and the take-over bid will be extended for at least 10 business days following such announcement.

“Independent Shareholders” means holders of common shares of the Company, but shall not include (i) any Acquiring Person or any offeror, or any affiliate or associate of such Acquiring Person or such offeror, or any person acting jointly or in concert with such Acquiring Person or such offeror, or (ii) any person holding common shares of the Company under any employee benefit plan, stock purchase plan, deferred profit sharing plan or any similar plan or trust for the benefit of employees of the Company or a subsidiary of the Company, unless the beneficiaries of any such plan or trust direct the manner in which the common shares are to be voted or direct whether the common shares are to be deposited or tendered to a take-over bid.

A “Competing Permitted Bid” is a take-over bid made after a Permitted Bid or another Competing Permitted Bid has been made and prior to the expiry of that Permitted Bid or Competing Permitted Bid and that satisfies all the criteria of a Permitted Bid except that since it is made after a Permitted Bid has been made, the minimum deposit period and the time period for the take-up of and payment for voting shares tendered under a Competing Permitted Bid is not 60 days, but is instead the later of (i) 35 days after the date the Competing Permitted Bid is made, and (ii) the earliest date for take-up and payment of voting shares under any other Permitted Bid or Competing Permitted Bid then in existence.

Neither a Permitted Bid nor a Competing Permitted Bid is required to be approved by the board of directors and such bids may be made directly to shareholders. Acquisitions of the Company’s voting shares made pursuant to a Permitted Bid or a Competing Permitted Bid do not give rise to a Flip-in Event.

Until the Separation Time, the Rights may be transferred with and only with the common shares and certificates for common shares will evidence one Right for each common share represented by the certificate.  Certificates for common shares issued after the Record Time shall bear a legend stating that each certificate also represents one Right.  Promptly after the Separation Time, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of common shares as of the Separation Time (other than an Acquiring Person and other excluded persons pursuant to the terms of the Rights Agreement).  Such separate Right Certificates alone will evidence the Rights.  Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including no right to vote or to receive dividends.

Our board of directors may, at any time prior to the occurrence of a Flip-In Event, with the consent of the majority of Independent Shareholders if prior to the Separation Time or the majority of the holders of Rights (other than an Acquiring Person or other holder excluded by the terms of the Rights Agreement) if after the Separation Time, redeem the Rights in whole, but not in part, at a price of $0.0001 per Right, subject to adjustment (the “Redemption Price”).  Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Our board of directors may, at any time prior to the occurrence of a Flip-in Event that would occur by reason of an acquisition of the Company’s common shares otherwise than pursuant to a take-over bid made by means of a take-over bid circular to all holders of record of common shares, with the prior consent of the majority of Independent Shareholders, waive the application of the Rights Agreement to such Flip-in Event.  In such event, the Board will extend the Separation Time to a date at least 10 business days following the meeting of shareholders called to approve such waiver.  Our board of directors may also waive the application of the Rights Agreement to a Flip-in Event, if the board of directors has determined that the Acquiring Person became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person.  Any such waiver must be on the condition that such Acquiring Person (i) has, within 30 days after the board of directors’ determination (or such earlier or later date as the board of directors decides), reduced its beneficial ownership of the voting shares such that it is no longer an Acquiring Person or (ii) enters into a contractual arrangement with the Company, on terms acceptable to the board of directors, to reduce its beneficial ownership of voting shares within 30 days of the entry into such contractual arrangement; and in the event of such waiver, for the purposes of the Rights Agreement, the Flip-in Event shall be deemed never to have occurred.

In the event that, prior to the occurrence of a Flip-in Event, a person acquires common shares pursuant to a Permitted Bid, a Competing Permitted Bid or pursuant to a take-over bid for which the Board has waived the application of the Rights Agreement, then the Company shall, immediately upon the consummation of such acquisition and without further formality, redeem the Rights for the Redemption Price.

Our board of directors may, at any time prior to the occurrence of a Flip-in Event that would occur by reason of a take-over bid for all of the voting shares made by means of a take-over bid circular sent to all holders of record of voting shares, waive the application of the Rights Agreement to such Flip-in Event by prior written notice delivered to the Rights Agent, provided however, that if the Board waives the application of the Rights Agreement to such Flip-in Event, the Board shall be deemed to have waived the application of the Rights Agreement to any other Flip-in Event occurring by reason of any take-over bid for all voting shares which is made by means of a take-over bid circular sent to all holders of record of voting shares prior to the expiry, termination or withdrawal of any take-over bid in respect of which a waiver is, or is deemed to have been granted.

Prior to the Separation Time, the Company may, by resolution of the Board and with the prior consent of the majority of Independent Shareholders, supplement or amend the Rights Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of the Rights generally).  Following the Separation Time, the Company may, by resolution of the Board and with the prior consent of the majority of the holders of the Rights (other than an Acquiring Person or other holder as excluded by the terms of the Rights Agreement), supplement or amend the Rights Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of the Rights generally).

The Rights Agreement will remain in effect until the date of termination of a meeting of shareholders called to considered the confirmation of the Rights Agreement.  The Rights Agreement must be reconfirmed at every third annual meeting following the meeting at which the Rights Agreement was originally confirmed, or the Rights Agreement and the Rights will otherwise terminate on the date of the meeting if the Rights Agreement is not reconfirmed or presented for reconfirmation.  Notwithstanding the foregoing, the Rights will terminate on the close of business on February 28, 2023.

The foregoing description of the Rights Agreement is qualified in its entirety by reference to the Rights Agreement, which is attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 28, 2013 and incorporated by reference herein.

Transfer Agent and Registrar

Computershare Investor Services Inc. and Computershare Trust Company, N.A. serve as our transfer agents and registrars for our common shares.

PLAN OF DISTRIBUTION

We will sell directly to you, through the Agent, the common shares acquired under the Plan. The common shares may be resold in market transactions on any national securities exchange on which the common shares trade or in privately negotiated transactions. Our common shares trade on the TSX under the symbol “ATP” and on the NYSE under the symbol “AT.”

We may sell our common shares under the Plan to persons, including brokers or dealers and other financial intermediaries, that, in connection with any resales of those shares, may be deemed to be underwriters within the meaning of the Securities Act. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common shares to be received under the Plan. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant under the Plan, nor will we enter into any agreement with any such person regarding such person’s purchase of such shares or any resale or distribution thereof.  There are no commissions, service charges or brokerage fees payable by participants with respect to share purchases under the Plan because the participant purchases new common shares directly from us. All administrative costs of the Plan, including the fees and expenses of the Agent, are borne by us

Subject to the availability of common shares registered for issuance under the Plan, there is no total maximum number of common shares that can be issued to any particular shareholder pursuant to the reinvestment of dividends. For additional information, see “Description of the Plan”.

Our common shares may not be available under the Plan in all states or other jurisdictions. We are not making an offer to sell our common shares in any state or other jurisdiction where the offer or sale is not permitted.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Goodmans.

EXPERTS

The consolidated financial statements of Atlantic Power Corporation as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013 appearing in Atlantic Power’s Annual Report on Form 10-K for the year ended December 31, 2013, have been so incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                           Other Expenses of Issuance and Distribution.

The following table sets forth the expenses (all of which are estimated) to be paid by the registrant in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions

SEC Registration Fee	$1,733
Legal Fees and Expenses	55,000
Accounting Fees and Expenses	25,000
Printing and Related Expenses	1,000
Miscellaneous Expenses	5,000

Total	$72,733

Item 15.                           Indemnification of Directors and Officers.

Under the BC Act, we may indemnify a present or former director or officer or a person who acts or acted at our request as a director or officer of another corporation or one of our affiliates, and his or her heirs and personal representatives, against all judgments, penalty or fines awarded or imposed in, or an amount paid in settlement of, a proceeding in which such party or any of the heirs and personal or other legal representatives of such party is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding, including legal and other fees and amounts paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or her including an amount paid to settle an action or satisfy a judgment in respect of any legal proceeding or investigative action to which he or she is made a party by reason of his or her position and provided that the director or officer acted honestly and in good faith with a view to the best interests of Atlantic Power Corporation or such other corporation, and, in the case of a criminal or administrative action or proceeding, had reasonable grounds for believing that his or her conduct was lawful. Other forms of indemnification may be made with court approval.

In accordance with our Articles, we shall indemnify every director or former director, or may, subject to the BC Act, indemnify any other person. We have entered into indemnity agreements with our directors and executive officers, whereby we have agreed to indemnify the directors and officers to the extent permitted by our Articles and the BC Act.

Our Articles permit us, subject to the limitations contained in the BC Act, to purchase and maintain insurance on behalf of any person, as the board of directors may from time to time determine. Our directors and officers liability insurance coverage consists of three policies with aggregate limits of $50 million.

The foregoing summaries are necessarily subject to the complete text of the statute and our Articles, and the arrangements referred to above are qualified in their entirety by reference thereto.

Item 16.                           Exhibits.

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17.                           Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, The Commonwealth of Massachusetts, on the 27th day of February, 2014.

ATLANTIC POWER CORPORATION

By:	/S/ BARRY E. WELCH
Barry E. Welch
President, Chief Executive Officer
(Principal Executive Officer)

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Atlantic Power Corporation, hereby severally constitute Barry E. Welch our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below and in such other capacities as the undersigned may from time to time serve in the future, the registration statement filed herewith and any and all amendments (including post-effective amendments) to said registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and generally to do all such things in our names and in our capacities as officers and directors to enable Atlantic Power Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ BARRY E. WELCH	President, Chief Executive Officer and Director (principal executive officer)	February 27, 2014
Barry E. Welch

/s/ TERRENCE RONAN	Chief Financial Officer (principal financial and accounting officer)	February 27, 2014
Terrence Ronan

/s/ IRVING R. GERSTEIN	Chairman of the Board	February 27, 2014
Irving R. Gerstein

Signatures	Title	Date

/s/ KENNETH M. HARTWICK	Directors	February 27, 2014
Kenneth M. Hartwick

/s/ R. FOSTER DUNCAN	Director	February 27, 2014
R. Foster Duncan

/s/ JOHN A. MCNEIL	Director	February 27, 2014
John A. McNeil

/s/ HOLLI LADHANI	Director	February 27, 2014
Holli Ladhani

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

3.1	Articles of Continuance of Atlantic Power Corporation, dated as of June 29, 2010 (incorporated by reference to our registration statement on Form 10-12B filed on July 9, 2010).

4.1	Form of common share certificate (incorporated by reference to our registration statement on Form 10-12B filed on April 13, 2010)

4.2

Shareholder Rights Plan Agreement, dated effective as of February 28, 2013, between Atlantic Power Corporation and Computershare Investor Services Inc., as Rights Agent, which includes the Form of Right Certificate as Exhibit A (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on February 28, 2013)

5.1	Opinion of Goodmans

23.1	Consent of KPMG LLP

23.2	Consent of Goodmans (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)